Exhibit 4.1

SEE RESTRICTIVE LEGEND ON THE REVERSE

INCORPORATED UNDER THE LAWS OF THE STATE OF MINNESOTA

[cert#]	[#shares]

Park Dental Partners, Inc.

This Certifies that ____________________ is the owner and registered holder of
- - ______________ (_______) - - Shares of

Common Stock of Park Dental Partners, Inc.

transferable only on the books of the corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed.

IN WITNESS WHEREOF, the said corporation has caused this certificate to be signed by its duly authorized officers and to be sealed with the seal of the corporation this ___ day of ______________, 20__.

Peter Swenson, Chief Executive Officer	Christopher J. Bernander, Chief Financial Officer